UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
October 24, 2025
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2055 Sugarloaf Circle, Suite 300
Duluth, GA 30097
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.
Fifth Amendment to Credit Agreement and Second Amendment to Guaranty and Security Agreement
On October 24, 2025, Fox Factory Holding Corp., a Delaware corporation (the “Company”), entered into the Fifth Amendment to Credit Agreement and Second Amendment to Guaranty and Security Agreement (the “Amendment”) among the Company, certain subsidiaries of the Company, Wells Fargo Bank, National Association, as administrative agent, swingline lender and L/C issuer (the “Agent”), and a group of lenders party thereto. The Amendment amends the Credit Agreement, dated as of April 5, 2022 (as amended prior to the Amendment, the “Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), and the Guaranty and Security Agreement, dated as of April 5, 2022, as amended prior to the Amendment, which secures the obligations under the Credit Agreement in favor of the Agent for the benefit of the lenders and other secured parties. Terms not otherwise defined below will have the meaning as set forth in the Amended Credit Agreement.
The Amendment, among other things, amends the Credit Agreement to replace the existing loans provided under the Credit Agreement with (i) a term loan in the aggregate outstanding amount of $537.5 million (the “Term Loan”), which will be repaid by the Company in quarterly installments in the amount of $6,718,750, (ii) revolving loans in an aggregate amount of up to $500.0 million, with subfacilities for swing line loans in an aggregate amount of up to $25.0 million and letters of credit in an aggregate amount of up to $25.0 million (the “Revolving Credit Facility”), and (iii) an incremental loan facility, subject to additional terms set forth in the Amended Credit Agreement, in an aggregate amount of up to $175.0 million plus an unlimited amount so long as after giving effect to the incurrence of such incremental loans, on a pro forma basis, the Consolidated Net Leverage Ratio is less than 3.25. To the extent not previously paid, all then-outstanding amounts under the Term Loan and the Revolving Credit Facility are due and payable on October 24, 2030.
The Term Loan and advances under the Revolving Credit Facility can be either secured overnight financing rate (“SOFR”) loans or base rate loans. SOFR loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the term SOFR for such calculation plus a margin ranging from 1.00% to 2.50%. Base rate loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds Rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate,” and (iii) term SOFR rate for a one-month tenor plus 1.00%, subject to the interest rate floors set forth in the Amended Credit Agreement, plus a margin ranging from 0.00% to 1.50%.
The Amendment also amends the definition of Consolidated EBITDA to take into account additional expenses and increase limits on certain expenses for the calculation, removes the definition of Covenant Relief Period, and modifies certain negative covenants to provide flexibility to the Company by incorporating additional carveouts and increasing the limits on certain carveouts, such as limits on certain indebtedness and investments. Under the Amendment, the Company is required to maintain (i) a Consolidated Net Leverage Ratio not to exceed (a) 4.50 as of the end of the fiscal quarters ending October 3, 2025 through January 2, 2026, (b) 4.25 as of the end of the fiscal quarter ending April 3, 2026, or (c) 4.00 as of the end of the fiscal quarters ending July 3, 2026 and thereafter, each of which will be increased by 0.50 (but not to exceed 4.50) for the four fiscal quarters after the consummation of a Permitted Acquisition exceeding $75.0 million, and (ii) a Consolidated Interest Coverage Ratio of not less than 2.75.
In connection with the Amendment, the Company borrowed $710 million under the Amended Credit Agreement consisting of the $537.5 million Term Loan and $172.5 million under the Revolving Credit Facility, which was used to repay all outstanding amounts owed under the Credit Agreement prior to the Amendment and for general corporate purposes.
The foregoing summary of the material terms and conditions of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete text of the Amendment which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Fifth Amendment to Credit Agreement and Second Amendment to Guaranty and Security Agreement, dated October 24, 2025, among Fox Factory Holding Corp. and certain of its subsidiaries, Wells Fargo Bank, National Association, and other financial institutions party thereto.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	October 27, 2025	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer